Exhibit 99.1
PRESS RELEASE

Contact:	Mark E. Hood
Senior Vice President, Chief Financial Officer
Phone:	(314) 633-7255
Panera Bread Reports 36% Increase in Third Quarter Net Income and Raises 2005 Target
HIGHLIGHTS
•	Third quarter net income increased 36% to $11.7 million

•	Third quarter earnings per diluted share increased 32% to $0.37

•	Third quarter revenues increased 31% to $148.6 million

•	System-wide comparable bakery-cafe sales increased 8.2% in the third quarter

•	30 bakery-cafes opened in third quarter bringing system-wide bakery-cafes open to 825

•	Fiscal 2005 EPS target raised to $1.62 to $1.63

•	Fiscal 2006 EPS target established at $1.97 to $2.01 (before options expense)
St. Louis, MO, November 1, 2005 — Panera Bread Company (Nasdaq:PNRA) today reported that earnings per diluted share increased 32% to $0.37 for the twelve weeks ended October 4, 2005 compared to $0.28 per diluted share for the twelve weeks ended October 2, 2004. Net income for the twelve weeks ended October 4, 2005 increased 36% to $11,669,000 compared to $8,568,000 for the same period in the prior year.
For the forty weeks ended October 4, 2005, earnings per diluted share increased 43% to $1.14 compared to $0.80 for the forty weeks ended October 2, 2004. Net income for the forty weeks ended October 4, 2005 increased 47% to $36,021,000 compared to $24,537,000 for the forty weeks ended October 2, 2004.
The following table sets forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	12 Weeks Ended	12 Weeks Ended	Percentage
	October 4, 2005	October 2, 2004	Increase
Total revenue	$148,626	$113,772	31%
Net income	$11,669	$8,568	36%
Diluted earnings per share	$0.37	$0.28	32%
Shares used in diluted EPS calculation	31,679	30,796

	40 Weeks Ended	40 Weeks Ended	Percentage
	October 4, 2005	October 2, 2004	Increase
Total revenue	$466,946	$348,993	34%
Net income	$36,021	$24,537	47%
Diluted earnings per share	$1.14	$0.80	43%
Shares used in diluted EPS calculation	31,574	30,740

As of October 4, 2005, there were 825 Panera Bread bakery-cafes open. During the twelve weeks ended October 4, 2005, 30 bakery-cafes were opened. The breakdown of bakery-cafes by Company-owned and franchised is as follows:

	Company-owned	Franchised	Total System
Bakery-cafes as of July 12, 2005	255	540	795
Bakery-cafes opened	10	20	30
Bakery-cafes closed	—	—	—

Bakery-cafes as of October 4, 2005	265	560	825
Third Quarter Business Review
All of the Company’s key metrics showed strength in the third quarter. System-wide comparable bakery-cafe sales increased 8.2% (7.2% company and 8.6% franchise) resulting in third quarter average weekly sales increasing 7.5% to $38,342. Operating weeks in the third quarter totaled 9,722. During the quarter, the Company opened 30 bakery-cafes (10 company and 20 franchise).
The 127 new bakery-cafes opened system-wide since the end of the 2004 third quarter and continued strong comparable bakery-cafe sales resulted in revenue growth of 31% in the third quarter. The strength of the key metrics produced record earnings in the quarter with net income increasing 36% to $11.7 million or $0.37 per diluted share.
Business Outlook
Fourth Quarter and Full Year 2005
The Company today raised its fourth quarter 2005 earnings per diluted share target to be $0.48 to $0.49. If this target is accomplished it would result in fiscal 2005 full year earnings per diluted share of $1.62 to $1.63, an increase of 30% from 2004 results. The fourth quarter target assumes fourth quarter system-wide comparable bakery-cafe sales growth of 5.25% to 5.75% which is significantly higher than the Company’s prior fourth quarter 2005 comp target of 2.5% to 4.0%. The Company has raised its fourth quarter comp target based on its present expectation that comparable bakery-cafe sales for the first four week period of quarter four (4 weeks ending November 1, 2005) will be in the range of 7.7% to 8.2%. The Company expects fourth quarter system-wide average weekly sales of $39,400 to $40,400 and expects operating weeks in the range of 10,150 to 10,200. The Company expects new bakery-cafe openings in the fourth quarter will be 54 (24 company and 30 franchise), a reduction from its prior target. The Company adjusted its fourth quarter opening target as a result of delays in certain of its scheduled openings.
2006
The Company is today establishing its initial target for fiscal 2006 earnings per diluted share at $1.97 to $2.01. This 2006 EPS target is stated prior to implementation of SFAS No.123R, “Share Based Payment,” which requires the Company to begin expensing stock options in fiscal 2006. The Company anticipates the impact of expensing options in 2006 will lower EPS by $0.12 to $0.13 in 2006, resulting in targeted EPS for 2006 in the range of $1.84 to $1.89 inclusive of option expense. The Company anticipates it will adopt SFAS 123R prospectively. The impact of option expense in prior years, as reported under SFAS 123 in the footnotes to the Company’s financial statements, is estimated to be $0.15 per share in 2005, and was $0.10, $0.06, and $0.05 in 2004, 2003 and 2002, respectively.
The assumptions on key metrics underlying the 2006 target are new bakery-cafe development of 150 to160 (70 to 75 company and 80 to 85 franchise), comparable bakery-cafe sales growth of 2.5% to 4.5% (equivalent to 2 year comps of approximately 10-12%), average weekly sales of $38,800 to $39,800 and operating weeks of 48,500 to 49,000.
As previously disclosed, the Company will adopt a new fiscal calendar (4-5-4) in 2006 whereby each of its quarters will include 13 weeks, rather than its current calendar which has 16 weeks in the first quarter and 12 weeks in the second, third and fourth quarter. The Company intends to show pro forma results for 2005, in addition to historical results, for quarterly comparisons in 2006.
The Company will discuss third quarter 2005 results in a conference call that will be broadcast on the internet at 8:30 A.M. Eastern Time on Wednesday, November 2, 2005. To access the call or view a copy of this release (when issued), go to http://www.panerabread.com/about_investor.aspx. Access to the call and the release will be archived for one year.
Included in this release are franchisee or system-wide comparable bakery-cafe sales increases and average weekly sales. System-wide sales are a non-GAAP financial measure that includes sales at all Company and franchise bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning and budgeting analyses, and believes it is useful in assessing consumer acceptance of the Company’s brand and facilitating an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.
Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. Additional information is available on the Company’s website, www.panerabread.com.
Matters discussed in this news release, including any discussion or impact, expressed or implied, on the Company’s anticipated growth in earnings, comparable bakery-cafe sales, average weekly sales, operating weeks , and bakery-cafe openings on operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, “preliminary” and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; greater than anticipated delays in bakery-cafe openings and other variations in the number and timing of bakery-cafe openings; the ability by the Company and franchisees to operate additional bakery-cafes profitably; public acceptance of new bakery-cafes and new markets ; competition; national and regional weather conditions; changes in restaurant operating costs, particularly market changes, food and labor costs, and inflation; changes in consumer nutritional habits; consumer reaction to pricing or menu ingredient changes; changes in costs of new bakery-cafe openings; the actual cost of market research and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 25, 2004.

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the twelve weeks ended		For the forty weeks ended
	October 4, 2005	October 2, 2004	October 4, 2005	October 2, 2004
Revenues:
Bakery-cafe sales	$116,522	$86,465	$362,428	$262,878
Franchise royalties and fees	12,629	10,297	40,155	32,534
Fresh dough sales to franchisees	19,475	17,010	64,363	53,581

Total revenue	148,626	113,772	466,946	348,993
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	34,190	24,315	103,761	74,296
Labor	35,310	25,865	110,831	80,931
Occupancy	8,705	6,575	27,669	19,601
Other operating expenses	16,930	13,048	51,859	39,474

Total bakery-cafe expenses	95,135	69,803	294,120	214,302
Fresh dough cost of sales to franchisees	16,502	15,412	55,893	48,808
Depreciation and amortization	7,947	6,072	24,481	18,701
General and administrative expenses	10,369	7,887	34,165	25,336
Pre-opening expenses	549	692	1,946	2,098

Total costs and expenses	130,502	99,866	410,605	309,245

Operating profit	18,124	13,906	56,341	39,748
Interest expense	9	4	37	20
Other (income) expense, net	(261)	410	(422)	1,086

Income before income taxes	18,376	13,492	56,726	38,642
Income taxes	6,707	4,924	20,705	14,105

Net income	$11,669	$8,568	$36,021	$24,537

Net income per share:
Basic	$0.38	$0.28	$1.17	$0.81

Diluted	$0.37	$0.28	$1.14	$0.80

Weighted average shares used in computation:
Basic	30,997	30,226	30,807	30,118

Diluted	31,679	30,796	31,574	30,740

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the twelve weeks ended		For the forty weeks ended
	October 4, 2005	October 2, 2004	October 4, 2005	October 2, 2004
Revenues:
Bakery-cafe sales	78.4%	76.0%	77.6%	75.3%
Franchise royalties and fees	8.5	9.0	8.6	9.3
Fresh dough sales to franchisees	13.1	15.0	13.8	15.4

Total revenue	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.3%	28.1%	28.6%	28.3%
Labor	30.3	29.9	30.6	30.8
Occupancy	7.5	7.6	7.6	7.5
Other operating expenses	14.5	15.1	14.3	15.0

Total bakery-cafe expenses	81.6	80.7	81.2	81.5
Fresh dough cost of sales to franchisees (2)	84.7	90.6	86.8	91.1
Depreciation and amortization	5.3	5.3	5.2	5.4
General and administrative expenses	7.0	6.9	7.3	7.3
Pre-opening expenses	0.4	0.6	0.4	0.6

Total costs and expenses	87.8	87.8	87.9	88.6

Operating profit	12.2	12.2	12.1	11.4
Interest expense	—	—	—	—
Other (income) expense, net	(0.2)	0.4	(0.1)	0.3

Income before income taxes	12.4	11.9	12.1	11.1
Income taxes	4.5	4.3	4.4	4.0

Net income	7.9%	7.5%	7.7%	7.0%

(1)	As a percentage of Company bakery-cafe sales.
(2)	As a percentage of fresh dough sales to franchisees.